Exhibit 10.8i

EIGHTH AMENDMENT

OF

FMC TECHNOLOGIES, INC. SAVINGS AND INVESTMENT PLAN

WHEREAS, FMC Technologies, Inc. (the “Company”) maintains the FMC Technologies, Inc. Savings and Investment Plan (the “Plan”);

WHEREAS, the Company now deems it necessary and desirable to amend the Plan to comply with the final Treasury regulations under Code Section 415; and

WHEREAS, this Eighth Amendment shall supersede the provisions of the Plan to the extent those provisions are inconsistent with the provisions of the amendment;

NOW, THEREFORE, by virtue of the authority reserved to the Company by Section 12.1 of the Plan, the Plan is hereby amended as follows:

•

Effective for limitation years beginning on or after July 1, 2007, the definition of Compensation set forth in Article I is hereby amended to add the following paragraph to the end thereto to read as follows:

Notwithstanding the preceding to the contrary, for purposes of determining compensation for compliance with the Code Section 415 annual addition limitation, effective for limitation years beginning on or after July 1, 2007, the determination of “415 Compensation” shall include for a given limitation year payments made by the later of 2 and  1/2 months after severance from employment or the end of the limitation year that includes the date of severance from employment if, absent a severance from employment, such payments would have been paid to the Participant while the Participant continued in employment with the Company or a Participating Employer and are regular compensation for services during the Participant’s regular working hours, compensation for services outside the Participant’s regular working hours (such as overtime or shift differential) commissions, bonuses, or other similar compensation.

IN WITNESS WHEREOF, the Company has caused this amendment to be executed by a duly authorized representative this 10TH day of March, 2009.

FMC Technologies, Inc.

By:
Its:	Vice President - Administration